Perma-Fix Announces Results for the Fourth Quarter and Fiscal 2007

ATLANTA - March 28, 2008 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the fourth quarter and year ended December 31, 2007.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “The fourth quarter of the year is traditionally our slowest period, which was magnified by the effects of the current DOE bidding cycles along with budgetary pressures on the part of the federal government. The high fixed cost nature of our business, the shift in product mix towards higher volume yet lower margin wastes and the additional expenses as we stepped-up our bidding activity all combined to negatively impact both margins and EBITDA for the fourth quarter and full year. However, we are encouraged by the outlook for our business on a number of fronts, including the prospects for participating in onsite DOE management contracts and demonstrating our waste treatment capabilities at Hanford.”

Dr. Centofanti continued, “We are continuing the process of exiting the industrial waste management business to focus entirely on higher margin nuclear waste treatment. As reported previously, the Industrial Segment of Perma-Fix has been re-classified as discontinued operations. As a result, we absorbed a much higher percentage of the corporate overhead within our Nuclear Segment, but expect to adjust these expenses accordingly following the divestiture of our Industrial Segment. Additionally, we recorded a $5.8 million charge in the quarter for the impairment of tangible assets related to the Industrial Segment divestiture. As previously reported, we completed the sales of our Baltimore, Maryland, and Dayton, Ohio industrial facilities for $3.825 million and $2.1 million, respectively, in all-cash transactions, subject to certain working capital adjustments, including the assumption of certain liabilities by the purchasers. We are pursuing the sale of the remainder of our facilities within our Industrial Segment. The protracted sale process is largely due to the unique circumstances, varied buyers, and overall economic conditions. However, we believe that the additional time we have spent on this process will help to ensure we achieve maximum value for these assets. As we sell off these facilities, we intend to redeploy this capital into the continued growth of our nuclear business.”

Financial Results

Revenue for the fourth quarter of 2007 was $13.8 million, versus $13.8 million for the same period last year. Revenue for the fourth quarter of 2006 benefited from surcharge revenues of $1.1 million within the Nuclear Segment relating to a settlement with a DOE contractor for work that had been previously completed. Revenue for the Nuclear Segment was unchanged at $13.1 million versus $13.1 million for the same period last year. The slowdown in revenue growth for the Nuclear Segment reflected weaker pricing for mixed waste treatment due to the timing of projects at the DOE, partially offset by revenues from the new Perma-Fix Richland facility and surcharge revenues of $1.1 million in the fourth quarter of 2006. Revenue from the Engineering Segment was $661,000 versus $621,000 for the same period last year. Operating loss from continuing operations for the fourth quarter was $693,000 versus operating income of $2.1 million for the same period last year. The decrease in operating income primarily reflects the lower margin waste treated within the Nuclear Segment. Loss from discontinued operations, net of taxes, totaled $6.7 million for the fourth quarter of 2007 compared to $208,000 for the same period last year. Loss from discontinued operations included a $5.8 million charge for the impairment of intangible assets related to the Industrial Segment divestiture. Net loss applicable to common stock for the fourth quarter of 2007 was $7.4 million, or a loss of $0.14 per share, versus net income of $1.9 million or $0.04 per share, for the same period last year.

The Company had EBITDA from continuing operations of $736,000 during the quarter ended December 31, 2007, as compared to EBITDA of approximately $3.4 million for the same period of 2006. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three months and twelve months ended December 31, 2007 and 2006.

	Quarter Ended		Twelve Months
	December 31,		December 31,
(In thousands)	2007	2006	2007	2006
Net (loss) Income - Continuing	$(693)	$2,086	$517	$5,644
Operations

Adjustments:
Depreciation & Amortization	1,121	763	3,867	3,046
Interest Income	(74)	(90)	(312)	(280)
Interest Expense	353	246	1,302	1,241
Interest Expense - Financing Fees	52	47	196	192
Income Tax (Recovery) Expense	(23)	354	-	507

EBITDA	$736	$3,406	$5,570	$10,350

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended Dec. 31, 2007		Quarter Ended Dec. 31, 2006
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$13,143	$661	$13,136	$621
Gross profit	3,399	197	6,268	105
Segment profit	740	83	3,692	6

	Twelve Months Ended Dec. 31, 2007		Twelve Months Ended Dec. 31, 2006
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$51,704	$2,398	$49,423	$3,358
Gross profit	16,505	760	20,930	797
Segment profit (loss)	6,364	245	11,771	252

As of December 31, 2007, our fixed charge coverage ratio contained in our loan agreement fell below the minimum requirement. We have obtained a waiver from our lender for this non-compliance as of December 31, 2007. We may not be in compliance with this fixed charge coverage ratio as of the end of the first quarter of 2008, and as a result, we were required under GAAP to reclassify $11.4 million owing to our lenders from long term to current, resulting in a negative working capital of approximately $17.2 million as of December 31, 2007. If we are unable to meet the fixed charge coverage ratio, we believe that our lender will waive this non-compliance, but there is no assurance.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, expand our core services; new onsite contracts representing growth opportunity outside our traditional markets and increase the flow of waste to us; positioned to capture a meaningful share of waste at the Hanford site; our facility at the Hanford site represents a significant growth opportunity; divesture of our Industrial Segment and achievements of maximum value; well positioned for 2008; encouraged by the outlook for 2008; and obtaining waiver of financial covenant from lender if required. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; and our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides funding for the new remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2006 Form 10-K and the Forward-Looking Statements discussed in our Forms 10-Q for the quarter ending March 31, 2007, June 30, 2007, and September 30, 2007. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO Perma-Fix Environmental Services, Inc. (770) 587-5155	David K. Waldman-US Investor Relations Crescendo Communications, LLC (212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES
CONSOLIDATED BALANCE SHEETS
As of December 31,

(Amounts in Thousands, Except for Share Amounts)	2007	2006

ASSETS
Current assets:
Cash & equivalents	$137	$2,563
Account receivable, net of allowance for doubtful
accounts of $138 and $168	13,536	9,488
Unbilled receivables	10,321	12,313
Other current assets	3,403	4,776
Assets of discontinued operations included in current assets, net of allowance for
doubtful accounts of $269 and $247	5,197	7,100
Total current assets	32,594	36,240

Net property and equipment	47,309	33,345
Property and equipment of discontinued operations, net of accumulated
depreciation of $12,408 and $13,341	6,775	13,281
Intangibles and other assets	36,984	21,427
Intangible and other assets of discontinued operations	2,369	2,369
Total assets	$126,031	$106,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	41,389	16,693
Current liabilities related to discontinued operations	8,359	6,737
Total current liabilities	49,748	23,430

Long-term liabilities	12,680	13,599
Long-term liabilities related to discontinued operations	3,590	3,895
Total liabilities	66,018	40,924
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396
shares authorized, 1,284,730 shares issued and
outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,
no shares issued and outstanding	¾	¾
Common Stock, $.001 par value; 75,000,000 shares authorized,
53,704,516 and 52,053,744 shares issued and outstanding	54	52
Additional paid-in capital	96,409	92,980
Stock subscription receivable	(25)	(79)
Accumulated deficit	(37,710)	(28,500)
Total stockholders' equity	58,728	64,453
Total liabilities and stockholders' equity	$126,031	$106,662

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED INCOME STATEMENT
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2007

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Amounts in Thousands, Except for Per Share Amounts)	2007	2006	2007	2006

Net revenues	$13,804	$13,757	$54,102	$52,781
Cost of goods sold	10,208	7,384	36,837	31,054
Gross profit	3,596	6,373	17,265	21,727

Selling, general and administrative expenses	3,872	3,668	15,406	14,320
Loss on disposal of property and equipment	72	46	71	48
(Loss) income from operations	(348)	2,659	1,788	7,359

Other income (expense):
Interest income	74	90	312	280
Interest expense	(353)	(246)	(1,302)	(1,241)
Interest expense-financing fees	(52)	(47)	(196)	(192)
Other	(37)	(16)	(85)	(55)
(Loss) income from continuing operations before taxes	(716)	2,440	517	6,151
Income tax (recovery) expense	(23)	354	-	507
(Loss) income from continuing operations	(693)	2,086	517	5,644

Loss from discontinued operations, net of taxes	(6,703)	(208)	(9,727)	(933)
Net (loss) income	(7,396)	1,878	(9,210)	4,711

Preferred Stock dividends	¾	¾	¾	¾
Net (loss) income applicable to Common Stock	$(7,396)	$1,878	$(9,210)	$4,711

Net income (loss) per common share – basic
Continuing operations	$(.01)	$.04	$.01	$.12
Discontinued operations	(.13)	¾	(.19)	(.02)
Net (loss) income per common share	$(.14)	$.04	$(.18)	$.10

Net income (loss) per common share – diluted
Continuing operations	$(.01)	$.04	$.01	$.12
Discontinued operations	(.13)	¾	(.19)	(.02)
Net (loss) income per common share	$(.14)	$.04	$(.18)	$.10

Number of common shares used in computing
net income (loss) per share:
Basic	53,143	52,036	52,549	48,157
Diluted	53,143	52,763	52,549	48,768